UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 7, 2017 (February 2, 2017)

Trimble Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-14845	94-2802192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

935 Stewart Drive, Sunnyvale, California, 94085
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 481-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Compensatory Arrangements of Certain Officers.
Amended and Restated Change in Control and Severance Agreement
On February 2, 2017, as recommended by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Trimble Inc. (“Trimble” or the “Company”), the Board approved amended and restated change in control and severance agreements with Steven Berglund, President & CEO and Robert Painter, CFO,  and approved severance agreements and amended and restated change in control agreements with Bryn Fosburgh, Christopher Gibson, James Veneziano and certain other executive officers.
Under the agreement with Mr. Berglund, if he is terminated, he will receive:

•	200% of his base salary and target bonus amount,
•	a prorated bonus for the then-current year,
•	eighteen months of continued health coverage,
•	credit for an additional twelve-months of service time towards vesting of his outstanding options and restricted stock units, and
•
his performance stock units will vest at the end of the applicable performance period on a pro rata basis based on the length of time from the date of the grant to the date of termination, subject to satisfaction of the performance-based vesting condition.

In addition, if Mr. Berglund is terminated within three months prior to or twelve months following a change in control, all of his outstanding options and restricted stock units will accelerate and become vested and exercisable, and he will receive an additional twelve-month period in which to exercise his equity awards.
Under the severance agreement with each of the other executive officers, he or she will receive:

•	100% of his or her base salary and target bonus amount,

•	a prorated bonus for the then-current year,

•	fourteen months of continued health coverage,

•	his or her outstanding options and restricted stock units will vest pro rata based on the date of termination, and

•
his or her performance stock units will vest on a pro rata basis based on the length of time from the date of the grant to the date of termination, subject to satisfaction of the performance-based vesting condition.

If, however, the officer is terminated within three months prior to or twelve months following a change in control, under the amended and restated change of control agreement, he or she will receive:

•	150% of his or her base salary and target bonus amount,

•	a prorated bonus for the then-current year,

•	fourteen months of continued health coverage, and

•	all of his or her outstanding options and restricted stock units will accelerate and become vested and exercisable.

For both Mr. Berglund and the other executive officers, in connection with a change of control, satisfaction of the performance-based vesting condition for performance stock units will be evaluated based on performance to date at the time of the change of control.  To the extent the performance-based vesting condition is satisfied, performance stock units will vest on a pro rata basis based on the length of time since the date of the grant, with vested units being paid out and any remaining unvested units to be converted into restricted stock units of the acquirer.  For both Mr. Berglund and the other executive officers, past stock options that were granted subject to terms providing for acceleration upon a change of control are grandfathered.

None of the benefits described above will be received in the event of a non-qualifying termination (as defined in the prior change in control agreement).  Other than as described above, the terms of the agreements are materially consistent with the prior change in control agreement between Trimble and certain of its officers filed as Exhibit 10.13 to the Company’s Form 10-K for the fiscal year ended January 2, 2009.

Trimble Age & Service Equity Vesting Program

On February 2, 2017, as recommended by the Compensation Committee, the Board approved the Trimble Age & Service Equity Vesting Program (the “Plan”).  The Plan provides for the vesting of certain equity awards and certain medical benefits to eligible participants upon their retirement.  The initial participants in the Plan include Steven Berglund, Bryn Fosburgh, Robert Painter, Christopher Gibson, James Veneziano and certain other executive officers.  Additional participants may be designated by the Company’s chief executive officer and then approved by Compensation Committee.  Program eligibility requires a minimum age of 55, a minimum of 10 years of total service, and both years of age and years of service combining to total at least 70 years.  Participants are required to provide at least six months’ advance notice of their retirement and agree to a general release of claims and to non-solicitation and non-competition obligations.  Under the Plan, upon retirement of an eligible participant, restricted stock units and other time-based equity granted after November 1, 2016 will fully vest.  Performance stock units granted to that participant from and after November 1, 2016 will vest on a pro rata basis based upon the date of retirement, subject to satisfaction of the performance-based vesting condition.  In addition, upon retirement of an eligible participant, the participant will receive a lump sum medical and dental benefit in the amount of $50,000.  The plan is unsecured and unfunded, and there are no plan assets.

2017 Management Incentive Plan

Payments under the Management Incentive Plan for fiscal 2017 to Trimble’s executive officers will now be paid annually.  Payments under previous annual Management Incentive Plans were made on a quarterly basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMBLE INC.
a Delaware corporation

Dated: February 7, 2017	By:	/s/James A. Kirkland
James A. Kirkland
Vice President and General Counsel